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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of inVentiv Health, Inc., and the effectiveness of inVentiv Health, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of inVentiv Health, Inc. for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

August 10, 2009

Member of Deloitte Touche Tohmatsu